Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST

NEW YORK, NY 10001

TEL: (212) 735-3000

FAX: (212) 735-2000

www.skadden.com

June 9, 2023

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

Re:	PayPal Holdings, Inc.
Registration Statement on Form S-3 (File No. 333-266474)

Ladies and Gentlemen:

We have acted as special United States counsel to PayPal Holdings, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of ¥30,000,000,000 aggregate principal amount of 0.813% Notes due 2025, ¥23,000,000,000 aggregate principal amount of 0.972% Notes due 2026 and ¥37,000,000,000 aggregate principal amount of 1.240% Notes due 2028 (collectively, the “Notes”) to be issued under the Indenture, dated as of September 26, 2019 (the “Indenture”), between the Company and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-266474) of the Company relating to debt securities and other securities of the Company filed on August 3, 2022 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

PayPal Holdings, Inc.

June 9, 2023

(b) the prospectus, dated August 2, 2022 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated May 26, 2023 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the prospectus supplement, dated June 2, 2023 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement, dated June 2, 2023 (the “Underwriting Agreement”), among the Company and Mizuho Securities USA LLC, Morgan Stanley & Co. International plc and SMBC Nikko Securities America, Inc., as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes;

(f) an executed copy of the Indenture;

(g) an executed copy of a certificate of Gabrielle Rabinovitch, Acting Chief Financial Officer and Senior Vice President, Investor Relations and Treasurer of the Company, dated the date hereof, setting forth the terms of the Notes;

(h) the global certificates evidencing the Notes registered in the name of the nominee of the common depositary for the accounts of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery;

(i) an executed copy of a certificate of Brian Yamasaki, Vice President, Corporate Legal and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(j) a copy of the Company’s Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware (i) as of September 10, 2019, and (ii) as of May 17, 2023, and certified pursuant to the Secretary’s Certificate;

(k) a copy of the Company’s Amended and Restated Bylaws (i) in effect as of September 26, 2019, and (ii) in effect as of the date hereof, and certified pursuant to the Secretary’s Certificate; and

(l) a copy of certain resolutions of the Board of Directors of the Company, adopted on September 10, 2019, March 30, 2022 and June 29, 2022, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

PayPal Holdings, Inc.

June 9, 2023

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

PayPal Holdings, Inc.

June 9, 2023

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality;

(f) we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

(g) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency; and

(h) we have assumed, with your consent, that the choice of Japanese Yen as the currency in which the Notes are denominated does not contravene any exchange control or other laws of Japan and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments which are listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law); and

PayPal Holdings, Inc.

June 9, 2023

(b) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours, /s/ Skadden, Arps, Slate Meagher & Flom LLP

GAN